Exhibit (g)(2)

FIRST AMENDMENT TO THE ETF
CUSTODY AGREEMENT

THIS FIRST AMENDMENT, effective as of the last date on the signature page (the “Effective Date”), to the ETF Custody Agreement, dated as of December 8, 2025, (the "Agreement''), is entered into by and between VEGASHARES ETF TRUST, a Delaware statutory trust, (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A to add the following funds:

•	VegaShares SPX NDX RTY Premium Income ETF
•	VegaShares US Equity Autocallable Income ETF

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with ended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

VEGASHARES ETF TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Adam Stempel	By:	/s/ Gregory Farley
Name:	Adam Stempel	Name:	Gregory Farley
Title:	President	Title:	Senior Vice President
Date:	2/12/2026	Date:	2/13/2026

Exhibit A

Custody Agreement

Separate Series of VegaShares ETF Trust

Name of Series
VegaShares Buy Now, Pay Later ETF
VegaShares SPX NDX RTY Premium Income ETF
VegaShares US Equity Autocallable Income ETF